Exhibit 99.1

Press Release

National Mentor Holdings, Inc. Announces Results for the Third Quarter and Nine Months ended June 30, 2013

BOSTON, Massachusetts, August 14, 2013– National Mentor Holdings, Inc. (the “Company”) today announced its financial results for the third quarter and nine months ended June 30, 2013.

Third Quarter Results

Revenue for the quarter ended June 30, 2013 was $304.3 million, an increase of $20.6 million, or 7.3%, over revenue for the quarter ended June 30, 2012. Revenue increased $22.5 million from organic growth, including growth related to new programs and a $2.1 million adjustment to our state provider tax reserve relating to pre-Merger periods, and $5.6 million from acquisitions that closed during and after the three months ended June 30, 2012. The organic growth was partially offset by a reduction in revenue of $7.5 million from businesses we divested during the same period.

Income from operations for the quarter ended June 30, 2013 was $15.9 million, an increase of $3.2 million, as compared to income from operations for the quarter ended June 30, 2012. Net loss for the quarter ended June 30, 2013 was $2.5 million compared to net loss of $3.0 million for the quarter ended June 30, 2012.

Pro Forma Adjusted EBITDA1 for the quarter ended June 30, 2013 was $34.8 million, an increase of $3.2 million, or 10.3%, as compared to Pro Forma Adjusted EBITDA for the quarter ended June 30, 2012. Pro Forma Adjusted EBITDA increased due to core growth and acquisitions closed since June 30, 2012 as well as cost containment efforts and expense leveraging. The growth in Pro Forma Adjusted EBITDA was partially offset by increased expense for accounts receivable reserves and occupancy. Adjusted EBITDA margin1 increased to 11.5% for the quarter ended June 30, 2013 from 11.2% for the quarter ended June 30, 2012.

Nine Month Results

Revenue for the nine months ended June 30, 2013 was $893.5 million, an increase of $59.9 million, or 7.2%, over revenue for the nine months ended June 30, 2012. Revenue increased $62.4 million from organic growth, including growth related to new programs and a $2.1 million adjustment to our state provider tax reserve relating to pre-Merger periods, and $18.3 million from acquisitions that closed during and after the nine months ended June 30, 2012. Revenue growth was partially offset by a reduction in revenue of $20.8 million from businesses we divested during the same period.

Income from operations for the nine months ended June 30, 2013 was $34.3 million, a slight decrease of $0.2 million as compared to income from operations for the nine months ended June 30, 2012. Net loss for the nine months ended June 30, 2013 was $18.7 million compared to net loss of $9.1 million for the nine months ended June 30, 2012.

Pro Forma Adjusted EBITDA for the nine months ended June 30, 2013 was $93.8 million, an increase of $6.8 million, or 7.8%, as compared to Pro Forma Adjusted EBITDA for the nine months ended June 30, 2012. Pro Forma Adjusted EBITDA increased due to core growth and acquisitions closed since June 30, 2012 as well as cost containment efforts and expense leveraging. The growth in Pro Forma Adjusted EBITDA was partially offset by the increased expense for accounts receivable reserves and occupancy. Adjusted EBITDA margin increased to 10.6% for the nine months ended June 30, 2013 from 10.4% for the nine months ended June 30, 2012.

The reported results are available on the Company’s investor relations web site at www.tmnfinancials.com. The user name “mentor” and the password “results” are required in order to access this site. In addition, National Mentor Holdings, Inc. will hold a conference call Friday, August 16, 2013 at 11:00 a.m. ET to discuss its financial results. The call will be broadcast live on the web at www.tmnfinancials.com and at www.fulldisclosure.com. A rebroadcast of the call will be available on both web sites until 5:00 p.m. ET on Friday, August 23, 2013. Those wishing to participate in the August 16 conference call by telephone are required to email their name and affiliation to dwight.robson@thementornetwork.com for dial-in information.

About the Company

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based health and human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses; and to youth with emotional, behavioral and/or medically complex challenges. The MENTOR Network’s customized service plans offer its clients, as well as the payors for these services, an attractive, cost-effective alternative to health and human services provided in large, institutional settings. The MENTOR Network provides services to clients in 34 states.

Forward-Looking Statements

From time to time, the Company may make forward-looking statements in its public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict. The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties disclosed under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s filings with the Securities and Exchange Commission.

[1]	Pro Forma Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. See “Non-GAAP Financial Measures” below.

Non-GAAP Financial Measures

This earnings release includes a presentation of Pro Forma Adjusted EBITDA, which is a non-GAAP financial measure. Pro Forma Adjusted EBITDA is defined as net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, exclusion of discontinued operations, further adjusted to add back certain non-cash charges, fees under the management agreement with the Company’s equity sponsor, proceeds of business insurance, transaction bonuses, certain expenses incurred under indemnification or refunding provisions for acquisitions, severance costs and relocation costs and deductions attributable to minority interests, non-cash compensation expense, income tax credits to the extent not netted, non-cash income and interest income and gains on interest rate hedges, unusual or non-recurring income or gains, unusual or non-recurring losses, operating losses from new starts, business optimization expenses, further adjusted for EBITDA of acquired businesses on a pro forma basis and EBITDA of sold businesses. Pro Forma Adjusted EBITDA is similar to the definition of “Consolidated EBITDA” in the Company’s senior credit agreement, except that it does not include an adjustment for the difference between the cash basis and accrual basis of professional and general liability, or PL/GL, charges.

This earnings release also includes a presentation of Adjusted EBITDA Margin, which is a non-GAAP financial measure. Adjusted EBITDA Margin is defined as (i) Pro Forma Adjusted EBITDA, less the pro forma portion of EBITDA relating to acquired businesses, divided by (ii) consolidated revenue, less revenue related to unprofitable new starts. These adjustments are made to better reflect the performance of the Company’s core business and acquired companies, excluding new starts that are unprofitable.

Pro Forma Adjusted EBITDA and Adjusted EBITDA Margin are presented because they are important measures used by management to assess financial performance, and management believes they provide a more transparent view of the Company’s operating performance and operating trends. The Company’s business strategy has been to pursue growth primarily through acquisitions and new program starts and, more recently, to improve margin. As part of this strategy, in recent periods the Company’s spending on new starts has increased substantially. As a result, the Company believes its presentation of Pro Forma Adjusted EBITDA and Adjusted EBITDA Margin provides additional information investors can use to assess the Company’s progress on its goals. The Company also believes these measures are useful to investors in assessing financial performance because these non-GAAP financial measures are similar to the metrics used by investors and other interested parties when comparing companies in the Company’s industry that have different capital structures, debt levels and/or tax rates. Furthermore, Pro Forma Adjusted EBITDA closely correlates to the EBITDA measure used in the Company’s senior credit agreement. Reconciliations of net income (loss) to Pro Forma Adjusted EBITDA and Adjusted EBITDA Margin data are presented within the tables below.

Pro Forma Adjusted EBITDA and Adjusted EBITDA Margin do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While Pro Forma Adjusted EBITDA and Adjusted EBITDA Margin are frequently used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. Pro Forma Adjusted EBITDA and Adjusted EBITDA Margin should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

Selected Financial Highlights

($ in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2013	2012	2013	2012
Statements of Operations Data:
Net revenue	$304,335	$283,703	$893,541	$833,641
Cost of revenue (exclusive of depreciation expense shown separately below)	234,626	220,075	700,401	649,318
General and administrative expenses	37,014	35,702	110,879	104,653
Depreciation and amortization	16,826	15,250	47,970	45,220

Income from operations	15,869	12,676	34,291	34,450
Management fee of related party	(321)	(314)	(985)	(924)
Other income, net	(106)	(181)	628	374
Interest income	33	53	109	261
Interest expense	(19,535)	(19,799)	(58,482)	(59,574)

Loss from continuing operations before income taxes	(4,060)	(7,565)	(24,439)	(25,413)
Benefit for income taxes	(1,653)	(4,473)	(8,437)	(16,468)

Loss from continuing operations	(2,407)	(3,092)	(16,002)	(8,945)
(Loss) income from discontinued operations, net of tax	(64)	112	(2,678)	(175)

Net loss	$(2,471)	$(2,980)	$(18,680)	$(9,120)

Additional financial data:
Program rent expense	$9,743	$8,405	$28,541	$24,002

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2013	2012(1)	2013	2012(1)
Reconciliation from Net loss to Pro Forma Adjusted EBITDA:
Net loss	$(2,471)	$(2,980)	$(18,680)	$(9,120)
Loss (income) from discontinued operations, net of tax	64	(112)	2,678	175
Benefit for income tax	(1,653)	(4,473)	(8,437)	(16,468)
Interest expense, net	19,502	19,746	58,373	59,313
Management fee of related party (2)	321	314	985	924
Depreciation and amortization	16,826	15,250	47,970	45,220
PL/GL tail reserve (3)	—	—	2,427	—
Non-cash impairment (4)	1,262	—	1,334	—
Transaction-related costs, fees and expenses (5)	279	464	655	750
Stock-based compensation (6)	20	169	253	502
Loss on disposal of assets	143	89	220	137
Predecessor provider tax reserve adjustment (7)	(2,118)	—	(2,118)	—
Operating losses from new starts (8)	2,544	2,304	7,987	3,953
Business optimization expenses	33	735	161	962
Acquired EBITDA (9)	—	11	22	691

Pro Forma Adjusted EBITDA	$34,752	$31,517	$93,830	$87,039

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2013	2012	2013	2012
Margin Data:
Consolidated Revenue	$304,335	$283,703	$893,541	$833,641
Less: Revenue related to unprofitable new starts (10)	2,897	1,375	9,225	2,649

	$301,438	$282,328	$884,316	$830,992
Pro Forma Adjusted EBITDA	$34,752	$31,517	$93,830	$87,039
Less: Acquired EBITDA (9)	—	11	22	691

	$34,752	$31,506	$93,808	$86,348
Adjusted EBITDA Margin	11.5%	11.2%	10.6%	10.4%

(1)	Pro Forma Adjusted EBITDA for the three and nine months ended June 30, 2012 is presented in accordance with the new basis of presentation beginning with the earnings release for the quarter ended March 31, 2013. The following table sets forth a reconciliation of Adjusted EBITDA as previously reported in prior earnings release to Pro Forma Adjusted EBITDA as presented in this earnings release for the three and nine months ended June 30, 2012.

	Three Months Ended June 30, 2012	Nine Months Ended June 30, 2012
Reconciliation from Adjusted EBITDA to Pro Forma Adjusted EBITDA:
Adjusted EBITDA	$28,467	$81,433
Operating losses from new starts (8)	2,304	3,953
Business Optimization expenses	735	962
Acquired EBITDA (9)	11	691

Pro Forma Adjusted EBITDA	$31,517	$87,039

(2)	Represents management fees incurred for payment to Vestar Capital Partners V, L.P.
(3)	Represents an adjustment to our tail reserve for professional and general liability claims which is required by ASC 450 for companies with claims-made insurance.
(4)	Represents impairment charges associated with goodwill related to underperforming programs.
(5)	Represents costs related to the October 2012 debt repricing, external acquisition expenses, and transaction costs incurred as part of the restructuring of corporate and certain field functions.
(6)	Represents non-cash stock-based compensation expense.
(7)	Represents an adjustment to a reserve for a provider tax that was accrued for prior to the Merger on June 29, 2006.
(8)	Represents losses from any programs started within 18 months of the end of the period that have operating losses during the period.
(9)	Represents pro forma pre-closing EBITDA with respect to any acquisitions made during the period, based on actual EBITDA reported by the acquired entity or business during the most recent three and nine month period available at the time of acquisition, after giving effect to identified adjustments as a result of the combination, pro rated for the portion of that three and nine month period that falls within the three and nine months ended June 30, 2013 and 2012, as applicable, prior to the closing of the acquisition.
(10)	Represents revenue from new programs started within 18 months of the end of the period that have operating losses during the period.

Selected Balance Sheet and Cash Flow Highlights

($ in thousands)

(unaudited)

	As of
	June 30, 2013	September 30, 2012
Balance Sheet Data:
Cash and cash equivalents	$16,086	$—
Working capital (1)	64,716	25,198
Total assets	1,033,921	1,044,983
Total debt (2)	806,447	799,895
Net debt (3)	740,361	749,895
Shareholder’s deficit	(61,677)	(44,247)

	Nine Months Ended
	June 30, 2013	June 30, 2012
Other Financial Data :
Cash flows provided by (used in):
Operating activities	$32,654	$27,501
Investing activities	(21,033)	(26,864)
Financing activities	4,465	(900)
Purchases of property and equipment	(22,334)	(21,714)
Cash paid for acquisitions	(475)	(6,244)

(1)	Calculated as current assets minus current liabilities.
(2)	Includes obligations under capital leases.
(3)	Net debt as defined in the senior credit agreement (total debt, net of cash and cash equivalents and LOC restricted cash of $50 million).

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.

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